                                                                     EXHIBIT 2.1

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 18, 2002, by and among Central Refrigerated Service, Inc., a Nebraska corporation ("Buyer"), and Simon Transportation Services Inc., a Nevada corporation ("SIMN"), and its subsidiaries, Dick Simon Trucking, Inc., a Utah corporation ("DSTI"), and Simon Terminal, LLC, an Arizona limited liability company ("Terminal"; SIMN, DSTI, and Terminal are sometimes referred to herein as the "Debtors" or "Sellers").

                                    RECITALS

         WHEREAS, on March 25, 2002, the parties submitted to the Bankruptcy Court (as defined below) that certain Asset Purchase Agreement (the "Original Asset Purchase Agreement");

         WHEREAS, the parties wish to amend and restate the Original Asset Purchase Agreement to reflect in writing certain amendments thereto;

         WHEREAS, Sellers are engaged in the business of owning and operating tractors, trailers, and terminal facilities for use in the interstate transportation of freight (the "Business");

         WHEREAS, Sellers are debtors and debtors-in-possession in a jointly administered chapter 11 case, styled In re: SIMON TRANSPORTATION SERVICES INC., et al, Case Nos. 02-22906 GEC, 02-22907 GEC, and 02-24874 GEC Jointly Administered (collectively, the "Case"), pending before the United States Bankruptcy Court for the District of Utah, Central Division (the "Bankruptcy Court");

         WHEREAS, Sellers wish to sell to Buyer and Buyer wishes to purchase from Sellers certain assets and to assume from Sellers certain liabilities related to the operation of the Business, pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code (as hereinafter defined) and the applicable Federal Rules of Bankruptcy Procedure; and

         WHEREAS, Buyer may designate certain of its Affiliates (as hereinafter defined) to take title to certain of the Acquired Assets (as hereinafter defined) at the Closing (as hereinafter defined).

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   Definitions

1.1 Defined Terms. For purposes of this Agreement, unless otherwise provided, the following terms, when capitalized, shall have the meanings ascribed to them below:

         "Adequate Assurance" shall mean the method(s) by which Buyer may demonstrate its ability to perform and discharge its obligations under the Assumed Assets from and after the Closing in order to effectuate, pursuant to
Section 365 of the Bankruptcy Code, the assumption by Sellers and assignment to Buyer of the Assumed Assets assigned to Buyer under the terms of the Sale Order.

         "Affiliate" shall have the meaning set forth in (a) Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. In addition, for purposes of Section 2.1(l), the term Affiliate shall be deemed to include Jerry and Vickie Moyes, the Jerry and Vickie Moyes Family Trust, the Moyes Children's Limited Partnership, Swift Transportation Co., Inc., DST Leasing, LLC, Interstate Equipment Leasing, Inc., SME Steel Contractors, Inc., SME Industries Inc., Central Freight Lines, Inc., Earl H. Scudder, and Scudder Law Firm, P.C., L.L.O.

         "Agreement" shall mean this Amended and Restated Asset Purchase Agreement (together with all schedules and exhibits referenced herein).

         "Assumed Assets" shall mean the Assumed Contracts and the Assumed
Leases.

         "Assumed Leases" shall mean the Tractor Leases, Trailer Leases, IEL Leases, and Miscellaneous Leases.

         "Bankruptcy Code" shall mean title 11 of the United States Code, as amended from time-to-time.

         "Benefit Plans" shall mean all contracts, plans, arrangements, policies, and understandings providing for any compensation or benefit other than base wages or salaries that are maintained by Sellers or affect their employees or independent contractors, regardless of whether defined as an "employee benefit plan" under ERISA or subject to any provision of ERISA, including, without limitation: all pension, profit-sharing, retirement, thrift, 401(K), ESOP, and other similar plans and arrangements (defined benefit and defined contribution); all health and welfare, disability, insurance (including self-insurance), workers' compensation, supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive compensation, stock appreciation rights, phantom stock, overtime guaranty, employment contract, employee handbook, and other similar plans or arrangements.

         "Bid Procedures Order" shall mean an Order of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, as more particularly described in Section 5.12(a) of this Agreement.

         "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of Utah are not required to open.

         "Buyer" shall mean Central Refrigerated Service, Inc., a Nebraska corporation.

         "Carve Outs" shall mean the Chapter 7 Carve Out and the CitiCapital Carve Out.

         "Chapter 7 Carve Out" shall mean the Chapter 7 Carve Out, as defined in the Cash Collateral Agreement

         "CitiCapital" shall mean CitiCapital Business Credit, a division of CitiCapital Commercial Corporation, formerly known as Associates Commercial Corporation, and CitiCapital Commercial Leasing Corporation, formerly known as Associates Leasing, Inc.

         "CitiCapital Carve Out" shall mean the $150,000 carve out to fund payments to CitiCapital for fees, costs, and expenses, including attorneys' fees, incurred in connection with this Agreement, the Cash Collateral Stipulation, the CitiCapital Credit Agreement, and the Equipment Indebtedness.

         "CitiCapital Credit Agreement" shall mean that certain Transportation Accounts Financing and Security Agreement dated April 25, 2001, and all documents relating thereto, between CitiCapital and DSTI.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor federal tax Law, and the Treasury Regulations promulgated thereunder.

         "Cure Amount" or "Cure Amounts" shall mean the amount(s) payable on account of defaults in order to effectuate, pursuant to Section 365 of the Bankruptcy Code, the assumption by Sellers and assignment to Buyer of the Assumed Assets assigned to Buyer under the terms of the Order.

         "DIP Credit Agreement" shall mean that certain Debtor-In-Possession Credit Agreement dated February 26, 2002 between SIMN, DSTI, and Jerry Moyes.

         "Debtors" shall mean SIMN, DSTI, and Terminal.

         "DSTI" shall mean Dick Simon Trucking, Inc., a Utah corporation.

         "Eligible Accounts" shall have the definition used in the CitiCapital Credit Agreement.

         "Excluded Records" shall mean: (a) all tax records of Sellers, (b) all minute books of Sellers, and (c) all written materials that Sellers are required by Law to retain; provided, however, that Buyer may request copies of any such Excluded Records and the copies shall be Acquired Assets.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" shall mean any (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any tribunal.

         "Judgment" shall mean any judgment, order, writ, injunction, decree, award, or settlement of any Proceeding.

         "Law" means any federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced, or entered by any Governmental Entity, or other requirement or rule of law.

         "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested, or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person's balance sheets or other books and records.

         "Lien" shall mean any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, or other encumbrance.

         "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to Sellers or the Acquired Assets any change, circumstance, event, or effect that, individually or in the aggregate with all other changes, circumstances, events, and effects, is materially adverse to or which could be reasonably expected to be materially adverse to (a) the Acquired Assets, (b) the Assumed Liabilities, (c) the results of operations or financial condition of the Business, or (d) the right or ability of Sellers to consummate any of the transactions contemplated by this Agreement.

         "Order" shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, or award of any Governmental Entity or private arbitration tribunal.

         "Person" shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity, or any other entity.

         "Procedures Motion" shall mean the motion or motions of Sellers, in form and substance reasonably acceptable to Buyer, seeking approval and entry of the Bid Procedures Order.

         "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, judicial, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Rejected Equipment" shall mean any tractors and trailers currently leased by Sellers, which have not been re-possessed, and which are not included in the Assumed Leases.

         "Representative" shall mean, with respect to any Person, such Person's officers, directors, employees, agents, and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative, or expert retained by or acting on behalf of such Person or its Affiliates).

         "Sale Hearing" shall mean the hearing scheduled and to be conducted by the Bankruptcy Court to consider approval and entry of the Sale Order.

         "Sale Motion" shall mean the motion or motions of Sellers, in form and substance reasonably acceptable to Buyer, seeking approval and entry of the Sale Order.

         "Sale Order" shall mean an Order of the Bankruptcy Court, in form and substance satisfactory to Sellers and Buyer, as more particularly described in
Section 5.12(b) of this Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Sellers" shall mean SIMN, DSTI, and Terminal.

         "Sellers' Public Reports" shall mean all forms, reports, schedules, statements, and documents required to be filed by Sellers with the SEC since October 1, 1999.

         "SIMN" shall mean Simon Transportation Services Inc., a Nevada corporation.

         "Tax" or "Taxes" shall mean any federal, state, county, local, foreign, and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, imposition, duty, or similar levy by any Governmental Entity, and any penalty, addition to, or interest on the foregoing.

         "Terminal" shall mean Simon Terminal, LLC, an Arizona limited liability company.

         "Transfer Tax" or "Transfer Taxes" shall mean any sales, use, transfer, conveyance, documentary transfer, recording, or other similar Tax, fee, or charge imposed upon the sale, transfer, or assignment of property or any interest therein or the recording thereof, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer, or assignment of the property or any interest therein.

         "Unbilled Accounts" shall have the definition used in the CitiCapital Credit Agreement.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, any state or local Law of similar purpose, and any successor Law thereto.

         1.2 Other Defined Terms. The following additional terms shall have the meanings defined for such terms in the Sections set forth below:

             Term                                   Section
             ----                                   -------
Acquired Assets                                      2.1
Adjustment Assets                                    3.4(b)
Allocation                                           3.5
Assumed Contracts                                    2.1(g)
Assumed First Source Debt                            3.3(c)
Assumed IEL Debt                                     3.3(g)
Assumed Liabilities                                  2.3
Assumed Trust Debt                                   3.3(f)
Assumed West Valley City Debt                        2.3(h)
Atlanta Terminal                                     2.1(i)
Auction                                              5.12(a)
Bankruptcy Court                                     Recitals
Bid Fees                                             5.12(a)
Bid Procedures Order                                 5.12(a)
Break-Up Fee                                         5.12(a)
Business                                             Recitals
Case                                                 Recitals
Cash Collateral Agreement                            3.3(a)

Claims                                               2.1(l)
Closing                                              3.1
Closing Date                                         3.1
Competing Transactions                               5.12(a)
Contracts                                            4.2(g)
Cure Amount or Cure Amounts                          2.6(a)
DOT Specs                                            3.4(a)
Effective Time                                       5.1(b)
Employee Administrative Claims                       2.3(f)
Environmental Laws                                   4.2(l)(i)
Environmental Permits                                4.2(l)(vi)
Excluded Assets                                      2.2
Excluded Liabilities                                 2.4
Expense Reimbursement                                5.12(a)
Fixed Assets                                         2.1(e)
Fontana Terminal                                     2.1(i)
Headquarters                                         2.1(h)
IEL Leases                                           2.1(c)
Intangible and Business Record Property              2.1(n)
Intellectual Property                                2.1(m)
Interim Financial Statements                         4.2(h)(ii)
Licenses and Authorities                             2.1(f)
Miscellaneous Leases                                 2.1(d)
Owned Equipment                                      2.1(j)
Permits                                              4.2(k)
Proration Amounts                                    5.11(a)
Purchase Price                                       3.3
RLI Excluded Asset                                   2.2(i)
Reference Balance Sheet                              3.4(a)
Rupert Drop Yard                                     2.1(i)
Springville Drop Yard                                2.1(i)
Title Commitments                                    6.2(c)
Title Policies                                       6.2(c)
Tractor Leases                                       2.1(a)
Trailer Leases                                       2.1(b)
Withholdings                                         2.5
Withholding Agreements                               2.5

                                   ARTICLE II
                       Transfer of Assets and Liabilities

2.1 Assets to be Sold. Subject to the terms and conditions of this Agreement and the Sale Order, at Closing, Sellers shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept all of the right, title, and interest of Sellers in and to each of Sellers' respective assets, properties, rights, contracts, and goodwill of every kind, nature and description, owned or leased, real, personal, or mixed and whether tangible or intangible, wherever located and whether or not carried or reflected on Sellers' books or records, all as the same exist on the Closing Date, including, without limiting the generality of the foregoing, the following assets and rights (collectively, the "Acquired Assets"):

         (a) subject to Section 2.6, those third-party leases covering the tractors listed on Schedule 2.1(a) (the "Tractor Leases");

         (b) subject to Section 2.6, those third-party leases covering the trailers listed on Schedule 2.1(b) (the "Trailer Leases");

         (c) those Interstate Equipment Leasing, Inc. leases covering tractors listed on Schedule 2.1(c) (the "IEL Leases");

         (d) subject to Section 2.6, all other leases of real and personal property listed on Schedule 2.1(d) ("Miscellaneous Leases");

         (e) all furniture, fixtures, equipment, machinery, office equipment, office supplies, computers, telephone systems, other office assets, shop equipment, maintenance equipment, inventory, spare parts, oil, fuel supplies, tires, Qualcomm equipment, service vehicles, and other tangible personal property owned by any Seller, including but not limited to the items listed on Schedule 2.1(e) (collectively, the "Fixed Assets");

         (f) any licenses, license plates, Permits, authorities, franchises, and other authorizations of any Governmental Entity relating to the Acquired Assets and to the operation of the Business (collectively, "Licenses and Authorities"), to the extent the same are transferable or assignable;

         (g) all of Sellers' contracts and agreements listed on Schedule 2.1(g) including, without limitation, any services or equipment leasing agreements with the owner-operators listed on such Schedule, and any Used Truck Conditional Trade Agreements, Agreements for Conditional Commitment to Repurchase, letters, and similar "buyback" and "trade-back" agreements or other arrangements with any of the parties listed on such Schedule (collectively, the "Assumed Contracts"), including the Withholding Agreements, to the extent the same are transferable or assignable;

         (h) the real property, improvements, buildings, and fixtures situated in West Valley City, Utah, owned by Terminal (collectively, the "Headquarters");

         (i) the real property, improvements, buildings, and fixtures owned by DSTI and situated at Conley, Georgia (the "Atlanta Terminal"), Fontana, California (the

"Fontana Terminal"), Rupert, Idaho (the "Rupert Drop Yard"), and Springville, Utah (the "Springville Drop Yard");

         (j) the model year 1998 FLD120 tractors (approximately 70 in number), the model year 1996 Utility trailers (approximately 184 in number), the 26 owned tractors, and the 22 owned trailers each as listed on Schedule 2.1(j), and all other owned tractors and trailers (the "Owned Equipment");

         (k)      all unexpired license plate and tag fees;

         (l) all past, present, and future disputes, controversies, actions, causes of action, claims, obligations, demands, rights, damages, costs, expenses, compensation, and liabilities of any kind or nature whatsoever (whether at law or in equity; whether known or unknown; whether suspected or unsuspected; whether accrued or unaccrued; whether alleged or unclaimed), if any, of Sellers or their estates against Buyer or any Affiliate of Buyer, including, without limitation, any claims or causes of action arising under Chapter 5 of the Bankruptcy Code; but expressly excluding, however, any claims that (i) arise from and after the Closing or (ii) arise in connection with this Agreement (collectively, "Claims");

         (m) all of Sellers' right, title, or interest in or to any of Sellers' patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, tradenames, trade dresses, logos, copyrights, copyright applications, and copyright registrations, including those listed on Schedule 2.1(m) (collectively, "Intellectual Property");

         (n) all intangible and business record property of the Sellers, which shall include, but not be limited to, all customer lists, goodwill, vendor rebates and warranties, customer contracts, equipment repurchase, buy-back, trade-in, or similar agreements, telephone numbers, fax numbers, domain names, Websites, and business records applicable to the operation of the Business (including, without limitation, those relating to the Acquired Assets, owner-operators, office employees, and drivers) (collectively, "Intangible and Business Record Property");

         (o)      all rights and causes of action relating to the Assumed
Assets;

         (p) all customer accounts receivable or other amounts receivable of every kind or character whatsoever, and any chattel paper, notes receivable, or other instruments evidencing such accounts receivables;

         (q)      intentionally omitted;

         (r) other than with respect to RLI Insurance Company, and the group of insurance companies providing Sellers' automobile and general liability coverage, all rights under the Sellers' insurance policies, including, without limitation, assets, contract rights, general intangibles, or any other claims against or relating to policies issued by Genesis Insurance

Company or any other insurance company, including insurance premium refunds, bond refunds, letter of credit refunds, workers' compensation refunds, and any other refunds;

         (s) all rights under Sellers' lock box accounts, including such accounts at Key Bank (account number 440580052411 pursuant to that certain Tri-Party Lockbox Agreement among DSTI, Keybank, National Association, and CitiCapital dated November 29, 2001) and US Bank (account number 153190223971 pursuant to that certain Blocked Account Agreement among DSTI, U.S. Bank National Association, and Associates TransCapital Services, a division of Associates Commercial Corporation, dated May 9, 2001); and

         (t) the right to receive the amounts set forth in section 5.19, with respect to the RLI Excluded Asset.

2.2 Excluded Assets. The Acquired Assets shall not include any of Sellers' right, title, or interest in or to any of the following which, in each case, shall remain subject to all valid and perfected liens and interests, including any liens or interests arising under the DIP Credit Agreement or the Stipulation and Agreement for use of Cash Collateral in the Case on file with the Bankruptcy Court (collectively, the "Excluded Assets"):

         (a) all rights of Sellers under this Agreement, including the Purchase Price;

         (b)      any contracts and agreements other than the Assumed Assets;

         (c) all rights, demands, claims, actions, and causes of action, including, without limitation such as arise under Chapter 5 of the Bankruptcy Code, that Sellers, Sellers' estate, or any other party in interest may have other than the Claims;

         (d)      all Rejected Equipment;

         (e)      all Excluded Records;

         (f) any capital stock or other equity interest in any of Sellers' direct or indirect subsidiaries;

         (g)      any right, property or asset listed on Schedule 2.2(k) hereto;

         (h) any contract or lease not assumed by Buyer under Sections 2.1(a), (b), (c), (d) or (g) and 2.6;

         (i) all rights under the Sellers' insurance policies with RLI Insurance Company, and the group of insurance companies providing Sellers' automobile and general liability coverage, including, without limitation, assets, contract rights, general intangibles, or any other claims against or relating to such policies, including insurance premium refunds, bond refunds, letter of credit refunds, and any other refunds (the "RLI Excluded Asset");

         (j) any remaining balance of the Committee Retainer, as defined in the Cash Collateral Agreement, and any remaining balance of retainers applicable to professionals retained by Sellers;

         (k) cash and cash equivalents or similar type investments, uncollected checks, bank accounts, certificates of deposit, Treasury Bills, and other marketable securities; and

         (l) all prepaid rentals, and refunds of any security, vendor, utility or other deposits (other than with respect to insurance), real property taxes, personal property taxes and similar assessments and accruals payable in respect of any of Sellers' assets which relate to periods prior to the Closing Date.

2.3 Liabilities to be Assumed by Buyer. At the Closing, Buyer shall assume and pay when due and discharge only the Liabilities of Sellers set forth below and no other Liabilities whatsoever (collectively, the "Assumed Liabilities"):

         (a) Liabilities arising out of the ownership and operation of the Acquired Assets by Buyer after the Closing, but only to the extent that the event or occurrence of facts giving rise to such Liabilities occurs after the Closing;

         (b) Liabilities under the Assumed Assets that first arise on or after the Closing Date (subject to Section 2.6);

         (c) the amount of any obligations of Sellers under the Cash Collateral Agreement and CitiCapital Credit Agreement, the agreed upon deficiency on the Equipment Indebtedness as set forth in Section 3.3(b), the Assumed First Source Debt, the Assumed Trust Debt, the Assumed IEL Debt, and the DIP Credit Agreement that will be specifically assumed by Buyer in connection with the payment of the Purchase Price under Section 3.3;

         (d) obligations of Sellers under Section 4980B of the Code to provide continuation of group medical coverage with respect to Seller's employees who have been hired by Buyer or other qualified beneficiaries of such employees after the Closing;

         (e) Liabilities related to the termination of employment by Buyer of any employee of Sellers who becomes an employee of Buyer, including, but not limited to any Liability arising under the WARN Act, but only to the extent that the event or occurrence of facts giving rise to such Liabilities occurs after the Closing;

         (f) the obligations of Debtors as set forth below (the "Employee Administrative Claims"), in each case relating to the period prior to Closing:

                                                                 Estimated
         Type                                                     Amount
         ----                                                     ------
Self-insured health and dental claims run-out                  $ 1,600,000
Accrued and unpaid vacation pay                                    465,000
Owner-operator and driver accounts, plus tire escrow             1,064,000
Employee wages and benefits, including applicable
   withholding obligations, between last scheduled
   payroll prior to Closing and Closing                          2,980,000
                                                               -----------
Total Estimated Amount                                         $ 6,109,000
                                                               ===========

         (g) Cure Amounts to the extent specifically noted on Schedule 2.1(g), 2.1(g)-1, 2.1(g)-2, and 2.1(g)-3 required in connection with the Assumed Assets; and

         (h) the amount of all outstanding obligations of Sellers, on a non-accelerated basis, under the special assessment by West Valley City relating to the Headquarters property (the "Assumed West Valley City Debt").

2.4 Excluded Liabilities. Except as otherwise set forth in this Agreement, Buyer shall not assume, and shall be deemed not to have assumed under any theory of successor liability or otherwise, any Liabilities except for the Assumed Liabilities, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including, but not limited to, those Liabilities set forth below:

         (a) any Liabilities which arise, whether before, on, or after the Closing Date, out of, or in connection with, the Excluded Assets;

         (b)      except for Liabilities assumed under Sections 2.3(d), (e), or
(f), any Liabilities arising out of, or in connection with, the ownership and operation of the Acquired Assets or the Business to the extent that the event or occurrence of facts giving rise to such Liabilities occurs prior to the Closing;

         (c) any Liabilities arising out of or in connection with any amounts owed by Sellers to their lenders or to their vendors of goods and services delivered or furnished to Sellers prior to Closing, except as otherwise provided in this Agreement;

         (d)      except for Liabilities assumed under Sections 2.3(d), (e) or
(f), any Liabilities for Sellers' employees arising from Sellers' operation of the Business prior to the Closing Date including pension, health insurance claims, workers' compensation claims or liabilities, profit sharing or any other Benefit Plans, severance benefits, earned but unpaid salary, accrued but unpaid vacation days, accrued but unpaid medical and dental expenses, and other accrued welfare benefits, compensation, or retiree medical and other benefits and obligations;

         (e) any Liabilities for Taxes of Sellers, including, but not limited to, all Taxes attributable to, incurred in connection with or arising out of the collection of accounts receivable and the operation of the Business including those Taxes which are not due or assessed until after the Closing Date but which are attributable to any period (or portion thereof) ending on or before the Closing;

         (f) Liabilities related to the termination of employment of employees of Sellers by Sellers, including, but not limited to, any Liabilities arising under the WARN Act as a consequence of the transactions contemplated by this Agreement or prior thereto;

         (g) except as otherwise provided in Section 8.2 hereof, any brokers' or finders' fees or other liability of Sellers for costs and expenses (including fees and expenses relating to professional advisors incurred in connection with this Agreement);

         (h) Liabilities for any violations of Laws, including Environmental Laws by Sellers; and

         (i) Cure Amounts other than those specifically noted on Schedule 2.1(g), 2.1(g)-1, 2.1(g)-2, and 2.1(g)-3 required in connection with the Assumed Assets; provided, nothing herein shall be construed to obligate Sellers with respect to any Cure Amounts.

2.5 Owner-Operator Settlement Withholdings. Under certain agreements with Interstate Equipment Leasing, Inc., DST Leasing, LLC, and owner-operators of equipment ("Withholding Agreements"), DSTI has agreed to withhold certain amounts from owner-operator settlement statements, hold such funds in trust, and remit such funds directly to payees designated by the owner-operators, or otherwise hold such funds in escrow for the benefit of the owner-operators (such funds referred to as the "Withholdings"). A schedule of the Withholding Agreements and the balances of the Withholdings (as of 3/31/02) is attached as
Schedule 2.5. The Withholdings are the property of the owner-operators (with any applicable payees as intended third-party beneficiaries), and DSTI agreed to segregate the Withholdings in a trust account and not commingle the Withholdings with its own funds. At Closing, Sellers shall assume and assign the Withholding Agreements and cause the full amount of all Withholdings to be transferred to Buyer, and Buyer shall accept the assignment and assume the obligations under the Withholding Agreements, including the obligation to remit such transferred Withholdings promptly to any applicable payee in accordance with the applicable Withholding Agreements. The Withholdings shall not be an Asset or an Excluded Asset, as it is agreed that the Withholdings are not the property of Sellers within the meaning of Section 541 of the Bankruptcy Code and shall not become the property of Buyer. Nothing in this Section 2.5 shall be construed to obligate Sellers with respect to withholdings from owner-operator settlements that were never collected.

2.6      Assumption and Assignment of Assumed Assets.

         (a) Sellers shall cooperate in all reasonable respects in connection with negotiations between Buyer and the counterparties to the Assumed Assets with respect to (i) the terms and conditions upon which any Assumed Asset shall be assumed and assigned, regarding which the parties agree to use commercially reasonable efforts to obtain the respective counterparties agreement to (A) the satisfaction or waiver and release of all Cure Amounts, or assumption thereof by Buyer in the amounts as set forth on Schedule 2.1(g)-1, 2.1(g)-2, and 2.1(g)-3 relating to such Assumed Asset, on terms and conditions acceptable to Buyer and without further payment, provided, however, Sellers shall in no event be required to pay any Cure Amount due with respect to any Assumed Asset, and (B) the waiver of all pre- and post-petition claims under the terms of the Assumed Asset in exchange for release by Sellers of all claims against such counterparty; and (ii) any amendments, revisions or modifications to the terms, provisions or conditions of the executory contract or unexpired lease covering such Assumed Asset, the material terms of which have been communicated to the counterparties thereof. If, notwithstanding the efforts of the parties as described above, any counterparty to an Assumed Asset shall fail, at or prior to the Closing, to enter into documentation acceptable to Buyer approving the assumption by Buyer of the Assumed Asset, the satisfaction or waiver of the Cure Amounts if not included in the Assumed Liabilities, and the amendments, revisions, or modifications required by Buyer in its sole discretion, then, not later than the Closing, Buyer may, in its sole and complete discretion, determine that such previously-designated Assumed Asset shall not constitute an Assumed Asset and shall not be assigned, transferred or conveyed to Buyer as part of the Acquired Assets. In such event, Sellers shall remain solely and completely liable for all obligations arising under such previously-designated Assumed Asset, which Sellers may then reject under the Bankruptcy Code as of the Closing Date or as soon as is reasonably practicable thereafter.

         (b) Buyer shall cooperate in all reasonable respects in connection with Sale Motion proceedings commenced by Sellers in accordance with Section 5.12(b) of this Agreement for the purpose of obtaining, pursuant to the Sale Order, an order of the Bankruptcy Court authorizing and directing the Seller to assign the Assumed Assets to Buyer pursuant to Section 365 of the Bankruptcy Code and otherwise to gain approval for the transactions contemplated by this Agreement. For greater clarity, Buyer shall reasonably cooperate in efforts to demonstrate Adequate Assurance of Buyer's performance of its obligations under the Assumed Assets; provided, however, that no later than the Closing Date, Buyer may, in its sole and complete discretion, elect to not provide Adequate Assurance with respect to any Assumed Asset, in which case such previously designated Assumed Asset shall not constitute an Assumed Asset and shall not be assigned, transferred or conveyed to Buyer as part of the Acquired Assets. Sellers shall remain solely and completely liable for all obligations arising under such previously designated Assumed Assets.

                                   ARTICLE III
                                     Closing

3.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sellers located at 5175 West 2100 South, West Valley City, UT 84120-1252, 10:00 a.m., local time, on April 22, 2002, or at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

3.2      Deliveries at Closing.

         (a) At the Closing, the Sellers shall deliver to Buyer (i) such deeds, bills of sale, assignments of leases and contracts, and any other instruments of conveyance that are necessary or appropriate to effectuate the transfer of the Acquired Assets and the Withholdings to Buyer, (ii) the closing certificate required to be delivered pursuant to Section 6.3(a), and (iii) such other documents, instruments, or certificates as Buyer or its counsel may reasonably request.

         (b) At the Closing, Buyer shall deliver to the Sellers (i) such duly executed instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Liabilities by Buyer, (ii) the closing certificate required to be delivered pursuant to Section 6.2(a), (iii) such other documents, instruments, or certificates as the Sellers or their counsel may reasonably request, and (iv) the cash portion of the Purchase Price in immediately available funds.

3.3 Purchase Price. Subject to adjustment as provided in this Agreement, at the Closing, Buyer shall pay to Sellers an amount equal to: (x) $26,444,000, plus (y) eighty percent (80%) of the face amount of DSTI's Eligible Accounts as of the day immediately preceding the Closing Date, plus (z) eighty percent (80%) of the face amount of DSTI's Unbilled Accounts as of the day immediately preceding the Closing Date (the "Purchase Price") and, in addition, the Buyer shall assume and pay, perform, and discharge the Employee Administrative Claims. The Purchase Price shall be paid in the manner and in the order as follows

         (a) payment at Closing of all outstanding obligations of Sellers to CitiCapital Commercial Corporation under the Stipulation and Agreement Regarding Use of Cash Collateral (the "Cash Collateral Agreement") and CitiCapital Credit Agreement, with the estimated amount of $13,693,455 as of April 15, 2002 (before interest accruals for April), such amount including the prepayment penalty of $300,000 owing CitiCapital and the CitiCapital Carve Out; provided, that this Section 3.3(a) does not include any amount relating to the cross-collateralized Equipment Indebtedness (as defined in the Cash Collateral Agreement);

         (b) payment at Closing of all outstanding obligations of Sellers for Equipment Indebtedness to CitiCapital, in an agreed amount of $2,560,166;

         (c) assumption of all outstanding obligations of Sellers, on a non-accelerated basis, under the equipment financing in favor of First Source, in an agreed amount of $409,659 as of April 22, 2002 (the "Assumed First Source Debt");

         (d)      intentionally omitted;

         (e)      intentionally omitted;

         (f) assumption of all outstanding obligations of Sellers to the Jerry and Vickie Moyes Family Trust under that certain promissory note, in an agreed amount of $3,104,000 as of April 22, 2002, and which is secured by a Lien on certain assets of Sellers (the "Assumed Trust Debt");

         (g) assumption of all outstanding obligations of Sellers to Interstate Equipment Leasing, Inc., under that certain promissory note, in an agreed amount of $4,732,825 as of April 22, 2002, and which is secured by a Lien on certain assets of Sellers (the "Assumed IEL Debt"); and

         (h) the balance in Buyer's sole discretion in cash by wire transfer of immediately available funds, through assumption by Buyer of all or any part of the outstanding obligations of Sellers under the DIP Credit Agreement, in an agreed amount of $3,534,563, or a combination thereof; provided, however, that at least $500,000 of such amount (including the $250,000 deposited by Buyer with Sellers on April 8, 2002) shall be paid in cash to the estate.

3.4      Adjustment of Purchase Price.

         (a) The Purchase Price was originally determined with reference to asset values reflected on a consolidated balance sheet of Sellers as of January 31, 2002, substantially in the form attached as Schedule 3.4(a) (the "Reference Balance Sheet") and with the assumption that all of the Owned Equipment and Fixed Assets (i) can be located at Closing; and (ii) that all tractors and trailers comprising the Owned Equipment meet all U.S. Department of Transportation requirements concerning operating condition ("DOT Specs").

         (b) Except to the extent already adjusted on Schedule 3.4(k), the Purchase Price shall be increased or decreased, as the case may be, by the extent to which the net book value of the assets identified on Schedule 3.4(b) (the "Adjustment Assets") as of Closing differs from the net book value of the Adjustment Assets on the Reference Balance Sheet. For example, fuel inventory had a net book value of $71,000 on the Reference Balance Sheet. If fuel inventory at Closing is $100,000, the Purchase Price will be increased by $29,000, and if fuel inventory at Closing is $50,000, the Purchase Price will be decreased by $21,000.

         (c) Except to the extent already adjusted on Schedule 3.4(k), the Purchase Price shall be decreased to reflect any of the Owned Equipment and Fixed Assets that (i) cannot be located at Closing, and (ii) any tractors or trailers comprising the Owned Equipment that fail to meet DOT Specs at Closing. In the event of (i) or (ii) in the immediately preceding sentence, Buyer shall be entitled to exclude the applicable piece(s) of Owned Equipment from the Acquired Assets. In such event, it shall become an Excluded Asset and the Purchase Price shall be reduced by an amount equal to $25,000 for each excluded tractor, $11,000 for each excluded trailer, and net book value for any asset other than a tractor or trailer that is excluded.

         (d) It is understood that Sellers may not be able to locate or verify the condition of all of the Owned Equipment at Closing. Accordingly, for a period of ten days after Closing: (i) Sellers shall have the right, at their cost, to locate Owned Equipment that was not located at Closing and to bring any non-conforming Owned Equipment into DOT Specs and thereby retain such tractors and trailers as Acquired Assets purchased by Buyer; and (ii) Buyer shall have the right to demonstrate that any Owned Equipment included in the Acquired Assets at Closing either was not located at Closing (and still has not been located) or failed to meet DOT Specs at Closing (and has not been brought into DOT Specs by Sellers). In the event of either (i) or (ii) of the preceding sentence, the Purchase Price shall reflect such facts accordingly.

         (e) At Closing, Sellers and Buyer shall agree on a statement of all then-known Proration Amounts plus all other Proration Amounts reasonably capable of estimation. Except as otherwise provided herein, all Proration Amounts due in respect of periods following the commencement of the Cases but prior to the Closing Date shall be paid in full or otherwise satisfied by Sellers and all Proration Amounts due in respect of periods on and after the Closing Date shall be paid in full or otherwise satisfied by Buyer. Buyer shall have no liability to any party for, and no third party may refuse to provide service to Buyer on account of, any Proration Amounts due in respect of periods prior to the Closing Date that remain unpaid after the Closing Date, provided, however, that Sellers shall have no liability for any such refusal by a third party.

         (f) At Closing, the Purchase Price shall be reduced by the amount of any Lien in favor of National Life on the Headquarters, and Buyer shall purchase the Headquarters subject to such Lien. In no event shall the Purchase Price be reduced by more than $12,930,040 pursuant to this Section 3.4(f). Buyer shall indemnify and hold harmless Sellers and their estates for any claims arising from such Lien.

         (g) The parties agree that the Proration Amounts have not been agreed to as of this date, and that Schedule 3.4(k) and the language added to
Section 3.4(k) by this Agreement do not prevent updating the Proration Amounts through Closing.

         (h) If and to the extent Sellers collect any sums relating to the insurance provided by RLI Insurance Company, and the group of insurance companies providing Sellers' automobile and general liability coverage, then Rob Goates or Jon Isaacson, acting on behalf of Sellers, will immediately forward to Buyer all such sums when received, up to $4,000,000, plus all costs incurred by Buyer relating thereto, and shall immediately forward one-half of the net excess over $4,000,000 to Buyer.

         (i) At or prior to the Closing, the parties, in good faith, shall estimate the aggregate amount of the Employee Administrative Claims, and the Purchase Price shall be increased or decreased, as the case may be, by the amount, if any, by which the aggregate Employee Administrative Claims are estimated by the parties to be less than or greater than $6,055,000, respectively.

         (j) If and to the extent Buyer collects more than $20,000,000 of DSTI's Eligible Accounts and Unbilled Accounts, then Buyer will apply the excess over $20,000,000 first to all costs of collection and then shall promptly pay one-fourth of the remaining net excess over $20,000,000 to the Debtors.

         (k) The parties have prepared a schedule of adjustments attached hereto as Schedule 3.4(k) based upon the Debtors' consolidated March 31, 2002, balance sheet and agree that the Purchase Price already reflects an adjustment of $2,195,847 as a result of adjustments under Section 3.4 between the date of the Reference Balance Sheet and March 31, 2002, and an additional $191,000 for six owned trailers and five owned tractors determined to be missing or wrecked as of April 11, 2002. At Closing, any further adjustment to the Purchase Price in respect of Section 3.4 shall be made: (i) only to reflect changes during the period from April 1, 2002, to Closing (or from April 11, 2002, in the case of additional tractors and trailers determined to be missing or wrecked); (ii) to reflect any error or omission in the information provided by the Debtors to produce Schedule 3.4(k); (iii) no adjustment shall be made for additional depreciation after March 31, 2002; and (iv) no further adjustment shall be made for changes in company store inventory of the Sellers.

3.5 Allocation of Purchase Price. At Closing, Buyer shall deliver an allocation (the "Allocation") of the Purchase Price in accordance with Section 1060 of the Code. Buyer and Sellers shall (i) be bound by the Allocation, (for Tax purposes only, and not for any other purpose), (ii) act in a manner consistent with the Allocation in the preparation of financial statements and filing of all United States federal income tax returns (including, without limitation, filing Form 8594 with their United States federal income tax returns for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for any Tax purposes.

3.6 Transfer Taxes. To the extent the sale of the Acquired Assets and other transactions contemplated hereby are subject under applicable Laws to Transfer Taxes that are not exempt under Bankruptcy Code Section 1146, such Transfer Taxes shall be borne by Sellers.

3.7 Possession. Right to possession of the Acquired Assets shall transfer to Buyer on the Closing Date. Sellers shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Acquired Assets, and shall also make available to Buyer at Sellers' then existing locations all documents in Sellers' possession that are required to be transferred to Buyer by this Agreement.

                                   ARTICLE IV
                         Representations and Warranties

4.1 General Statement. The parties hereto represent and warrant to each other that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement). The survival of all such representations and warranties shall be in accordance with Section 9.2 hereof. Unless otherwise specified herein or on schedules referenced herein, all representations and warranties of the parties are made subject to the exceptions that are noted in such schedules. Copies of all documents referenced in the schedules shall be attached thereto or delivered separately.

4.2 Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to Buyer as follows:

         (a) Existence and Good Standing. Such Seller is duly organized, validly existing, and in good standing under the laws of the state of its organization, and, subject to the applicable provisions of bankruptcy law, has all requisite power and authority to own, lease, and operate its respective Acquired Assets to be sold hereunder. Subject to the applicable provisions of bankruptcy law, each Seller has all requisite power and authority to conduct its business as presently conducted. Except where the failure to qualify, individually or in the aggregate, would not have a materially adverse effect on the Acquired Assets or Assumed Liabilities or materially impair or delay the ability of Sellers to consummate the transactions contemplated hereby, Sellers are duly qualified to do business as foreign corporations or other entities in all jurisdictions listed on Schedule 4.2(a), which constitute all jurisdictions in which the location of their properties or the conduct of their business requires such qualification.

         (b) Execution and Binding Effect. Subject to entry of the Sale Order, (i) each Seller has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by it and to perform its obligations hereunder and thereunder; and
(ii) execution, delivery, and performance of this Agreement and the other agreements contemplated hereby have been duly and validly authorized by all requisite corporate action on behalf of the Sellers, and, upon execution and delivery of this Agreement and such other documents by such Seller will constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties thereto), a valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its respective terms.

         (c) No Violation. Except as disclosed in Schedule 4.2(c) and upon entry of the Sale Order, the execution, delivery and performance by each Seller of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the Articles of Incorporation, Bylaws or other constituent documents of such Seller or any resolution adopted by the board of directors or similar managing Person or group of such Seller and not rescinded, (b) any agreement or other instrument to which such Seller is a party or by which such Seller or any of its respective properties or assets is bound, except where the conflict, violation, breach, or default of such agreement or instrument, or all such agreements or instruments, would not have a materially adverse effect on the Acquired Assets or Assumed Liabilities or materially impair or delay the ability of Sellers to consummate the transactions contemplated hereby, (c) any Order of any Governmental Entity to which such Seller is bound or subject, (d) any Law applicable to such Seller or any of its respective properties or assets or (e) except as provided for herein, result in the imposition or creation of any Lien upon or with respect to any of the Acquired Assets.

         (d) Third Party Approvals. Except for (a) the Sale Order and (b) the third party approvals set forth on Schedule 4.2(d) for which the failure to obtain such approvals, individually or in the aggregate, would have a materially adverse effect on the Acquired Assets or Assumed Liabilities or materially impair or delay the ability of Sellers to consummate the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by such Seller.

         (e)      Acquired Assets.

                  (i) Except as disclosed in Schedule 4.2(e), each Seller owns, or has a valid leasehold interest in, the Acquired Assets being transferred by it free and clear of any and all Liens. Subject to entry of the Sale Order, at the Closing, all of such Seller's right, title and interest in and to the Acquired Assets (or in the case of any leased or licensed Acquired Assets, such Seller's rights under such leases or licenses) shall be transferred to Buyer or its designee, free and clear of all Liens or Liabilities of any kind or nature whatsoever except for the Assumed Liabilities.

                  (ii) Except as disclosed in Schedule 4.2(e), the Acquired Assets, including the equipment operated under the Assumed Leases, are in good operating condition, ordinary wear and tear excepted, are suitable for continued use in the operation of the Business, and the tractors and trailers included therein meet DOT Specs.

         (f) Brokers and Finders. No Person is entitled to any brokerage, financial advisory or finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers that would be payable by Buyer.

         (g) Contracts. Sellers have provided Buyer with a materially accurate list and brief description of all material written and oral contracts, agreements, leases and other legally binding commitments ("Contracts") to which each Seller is a party.

         (h)      Public Reporting and Financial Statements.

                  (i) Each of the audited and unaudited financial statements included in or incorporated by reference into the Sellers' Public Reports (including the related notes and schedules) (i) complied in all material respects with applicable requirements of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and (iii) present fairly Sellers' financial condition as of the indicated dates and the results of operations of Sellers for the indicated periods, provided, however, that the interim statements are subject to normal and recurring year-end adjustments that have not been and to Sellers' knowledge will not be material.

                  (ii) Sellers' have heretofore delivered to Buyer financial statements for the interim period ending March 31, 2002 (the "Interim Financial Statements"). The Interim Financial Statements fairly present in all material respects the financial condition, cash flows, changes in stockholders' equity and results of operations of the Business as of March 31, 2002, in accordance with GAAP applied on a consistent basis.

         (i) Certificate of Service. The parties shown on the certificate of service with respect to the Sale Motion constitute all persons required to receive notice under the terms of the Bid Procedures Order, including all parties having filed a notice of appearance in the Case pursuant to notice under Bankruptcy Rule 2002 and all Persons owning, claiming or asserting an interest in or with respect to any of the Acquired Assets, and all Persons to whom notice of the sale is required to be sent under the Bankruptcy Code and in order to afford the relief sought under the Sale Order.

         (j)      Intellectual Property.

                  (i) Schedule 2.1(m) accurately lists all of the Intellectual Property owned, used, or licensed by Sellers.

                  (ii) Sellers have taken all necessary steps and actions to obtain, maintain and renew all Intellectual Property used or held for use in the Business.

                  (iii) Sellers own or otherwise have the right or license to use the Intellectual Property, free and clear of all Liens (subject to entry of the Sale Order).

                  (iv) Subject to the entry of the Sale Order, no Approval of any third party will be required for use by Buyer of any of the Intellectual Property or the transfer of Sellers' rights therein to Buyer.

                  (v) No claims are currently pending, or to Sellers' knowledge, are threatened by any Person involving or questioning Sellers' right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement related to the Intellectual Property.

                  (vi) The use of the Intellectual Property by Sellers does not infringe the rights of any Person nor, to the Sellers' knowledge, is any infringing use of the Intellectual Property currently ongoing by any Person.

         (k) Compliance With Laws; Permits. Except as set forth on Schedule 4.2(k): (i) Sellers have owned, leased, and used all of their properties and assets, and have conducted their business, in compliance in all material respects with all applicable Laws; (ii) Sellers have not been charged with any violation of Law, and no Proceeding is pending or threatened by any Governmental Entity with respect to any violation of Law by Sellers; (iii) no Judgment is unsatisfied against Sellers; (iv) Sellers are not subject to any stipulation, Order, consent, or decree arising from an action before any Governmental Entity;
(v) Sellers possess all Permits, licenses, franchises, and other approvals of Governmental Entities including common and contract carrier and brokerage authority (collectively, "Permits") required to operate their Business, such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, no Proceeding is pending or threatened to revoke or limit any Permit, each Seller is operating in compliance with all Permits, and subject to the Sale Order, to the extent a Permit is transferable and assignable, such Permit will be transferred to Buyer at Closing and will continue in full force and effect.

         (l)      Environment, Health, and Safety. Except as set forth in
Schedule 4.2(1):

                  (i) Sellers, their Affiliates, and any predecessors of either have complied with all Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws").

                  (ii) There has not been, and is not now occurring, any material release of any Hazardous Material on, in, under, about or from the properties of Sellers, including, a release that has come to be located on or under the properties of Sellers. Sellers have no Liability (and neither Sellers, their Affiliates, nor any predecessor of either has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned, operated, or used any property or facility in any manner that could form the basis for any present or future Proceeding against Sellers giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental Law.

                  (iii) There are no actions pending against Sellers that involve, or relate to, environmental conditions, noncompliance with Environmental Laws or the release, use or disposal of any Hazardous Materials at the properties of Sellers or elsewhere by Sellers, and Sellers have not received any written notice from any Governmental Entity or other Person during the five years prior to the date hereof claiming any violation of or any potential liability under any Environmental Law relating to the Business or the Acquired Assets.

                  (iv) Any fuel or other storage tanks located at properties presently or previously owned or used by Sellers in their Business comply in all respects with applicable Laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting Sellers to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five (5) years.

                  (v) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring concerning Sellers or any property owned or used by Sellers concerning compliance with Environmental Laws.

                  (vi) All Permits, licenses, authorizations, registrations and other governmental consents required under Environmental Laws ("Environmental Permits") relating to the operation of the Business and the Acquired Assets, including the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, transport, release, recycling or handling of Hazardous Materials in connection with the operation of the Business, are valid and in full force and effect. To Sellers' knowledge, there are no pending Proceedings to revoke, cancel, modify or declare such Environmental Permits invalid.

                  (vii) To Sellers' knowledge, none of the properties of Sellers is listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites under CERCLA or any similar state list under any comparable state statute.

         (m) Benefit Plans and Arrangements. Schedule 4.2(m) identifies the Benefit Plans of each of the Sellers, copies of which, amended to date, have been furnished to Buyer. No Benefit Plan is a multi-employer or a defined benefit plan. None of the Sellers, their Affiliates, nor any predecessors of the foregoing have been a party to or sponsored a multi-employer or defined benefit plan. Sellers and all Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans and all duties under ERISA. There has been no prohibited transaction (under Section 4975 of the Code or 406 of ERISA or otherwise) with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been since inception. Each trust created under any Benefit Plan is exempt from tax under Section 501(a) of the Code and has been exempt from tax from creation. Sellers have received determination letters from the Internal Revenue Service for each such Benefit Plan at inception and after each amendment. Each Benefit Plan has been maintained in compliance with its terms and all applicable Laws. There has not been any event that would threaten the tax-qualified status of any Benefit Plan. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with the terms of such plans and prior funding and accrual practices, have been paid or are reflected as a liability on the Reference Balance Sheet. Sellers have no current or projected Liabilities with respect to post-employment or post-retirement welfare benefits for former or retired employees.

         (n) Employment Matters; Independent Contractors. Except as set forth on Schedule 4.2(n):

                  (i) None of the Sellers are, nor have they been in the past five (5) years, parties to any collective bargaining agreement relating to their employees, nor does any such agreement determine the terms and conditions of employment of any of their employees. Sellers are not parties to any pending or threatened labor dispute and have not been the subject of any attempt to unionize their employees. Sellers have not experienced any actual or threatened employee strike, or employee related work stoppage, slowdown, or lockout.

                  (ii) Seller is and has been in material compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. Sellers do not have any Liabilities for, and there are no pending claims, and to Sellers' knowledge, no threatened claims, by or on behalf of any of its employees under any Laws relating to employment, including but not limited to, the Fair Labor Standards Act, the National Labor Relations Act, Labor Management Relations Act, Civil Rights Act of 1964, Civil Rights Act of 1991, Walsh-Healy Act, Davis Bacon Act, Post Civil War Civil Rights Acts, (42 USC Sections 1981-88), Age Discrimination in Employment Act, Older Workers' Benefit Protection Act, Equal Pay Act of 1963, Executive Order 11246, Uniformed Service Employees Employment and Reemployment Rights Act, Occupational Safety and Health Act, Employee Retirement Income Security Act,

         Americans with Disabilities Act, Rehabilitation Act of 1973, Family and Medical Leave Act, Worker Adjustment and Retraining Notification Act, applicable workers' and unemployment compensation laws, all as amended, on any applicable contract, tort or other common law theories.

                  (iii) Each of Sellers' employees is an "at-will" employee, and, except for certain stay bonus agreements, there are no written employment, commission, compensation or severance agreements of any kind between Sellers and any of their employees. True and complete copies of each of Sellers' employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices) have been made available to Buyer. Sellers do not have any agreements or understandings with its employees or any employment practices contrary to those reflected in the items made available to Buyer.

                  (iv) Sellers have no severance pay plan, policy, practice or agreement with any of their employees. Sellers shall have sole responsibility for severance pay, if any, to their employees for any termination of employment by Sellers on, prior to or following the Closing Date.

                  (v) Sellers maintain files on all employee and independent contractor truck drivers in compliance with U.S. Department of Transportation regulations. Each of Sellers' employees and independent contractor drivers meets all Department of Transportation requirements, and all driver files contain all required materials.

                  (vi) All independent contractors providing equipment and/or services to Sellers have been retained under valid contracts and qualify for independent contractor status under all applicable Laws, including existing Internal Revenue Service rules and interpretations. A copy of the form of contract used for any independent contractor operators of rolling stock has been delivered to Buyer. Subject to applicable provisions of the Bankruptcy Code, all such contracts are terminable by Sellers upon no more than 30 days' written notice.

         (o) Unemployment Contributions. Except as set forth on Schedule 4.2(o) Sellers have timely paid or adequately accrued all contributions required to be paid by Sellers to any unemployment compensation fund or other fund to which Sellers are required to contribute under the laws of any applicable state with respect to periods through Closing.

         (p) Salaries, Employment Taxes, and Owner-Operator Settlements. Except as set forth on Schedule 4.2(p) or included in the Employee Administrative Claims, Sellers have, and as of the Closing will have, paid all wages, salaries, bonuses, vacation time, sick leave, other leave or time off, owner operator settlements, per diems, commissions, and other amounts owed to employees or independent contractors of Sellers relating to periods through the Closing, and have, and as of the Closing will have, withheld and paid over to the proper Governmental Entity all Taxes (including, without limitation, state and federal income tax, Federal Insurance Contribution Act taxes, federal unemployment tax, state unemployment tax, and franchise taxes) required to be withheld or paid on a timely basis.

         (q) Taxes. Within the times and in the manner prescribed by Law, Sellers have filed all tax returns and have withheld and paid all Taxes due and payable. All tax returns of Sellers provided to Buyer or its Representatives are accurate and complete. The provision made for Taxes on the Sellers' financial statements is sufficient for the payment of all unpaid Taxes of the Sellers for the periods ended on or prior to the Closing Date to the extent the failure to pay any Tax could result in liability to Buyer or the imposition of a Lien or encumbrance on the Acquired Assets. There are no present disputes as to Taxes or any Tax Liens on any Acquired Assets. There are no outstanding agreements or waivers extending dates for filing, payment, assessment or reassessment or extending the statutes or other periods of limitation applicable to any Tax or tax return of Sellers. There are no legal proceedings, audits, assessments, reassessments or requests for information in progress, pending or threatened against or involving any Seller in respect to Taxes nor are there any issues under discussion with any Governmental Entity relating to any matters that could result in claims for additional Taxes. Sellers have no liability for the Taxes of any Person other than themselves.

         SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, EXPRESS OR IMPLIED, BEYOND THOSE MADE IN THIS AGREEMENT, INCLUDING ANY IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ACQUIRED ASSETS, AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT, BUYER TAKES THE ACQUIRED ASSETS ON AN "AS IS" AND "WHERE IS" BASIS, AND "WITH ALL FAULTS."

4.3 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

         (a) Existence, Good Standing and Power. Buyer is a corporation validly existing and in good standing under the Laws of the State of Nebraska and has all requisite power and authority to own, lease and operate the property it now owns, leases and operates. Buyer has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder.

         (b) Authority. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.

         (c) Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each of the other agreements to be executed and delivered by Buyer pursuant hereto upon its execution and delivery by Buyer will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a Proceeding in equity or at law).

         (d) No Violation. Except as disclosed in Schedule 4.3(d), the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the Articles of Incorporation or Bylaws of Buyer or any resolution adopted by the board of directors of Buyer and not rescinded, (b) any agreement or other instrument to which Buyer is a party or by which Buyer or any of its respective properties or assets is bound, (c) any Order of any Governmental Entity to which Buyer is bound or subject or (d) any Law applicable to Buyer or any of its respective properties or assets.

         (e) Third Party Approvals. Except for entry of the Sale Order and any third party approvals as are reflected on Schedule 4.3(e) hereto, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Buyer.

         (f) Financing. On the Closing Date, Buyer will have sufficient unrestricted funds on hand or committed lines of credit to consummate the transactions contemplated by this Agreement.

                                    ARTICLE V
                            Covenants and Agreements

5.1      Conduct of Business Pending the Closing.

         (a) From the date hereof until the Closing Date, except as otherwise required or permitted under this Agreement or to the extent otherwise consented to by Buyer in writing or as required by the Bankruptcy Court or by applicable Laws, Sellers shall carry on the Business in the ordinary course of business consistent with past practice. Except as otherwise required or permitted under this Agreement, without the prior written consent of Buyer or as required by the Bankruptcy Court or by applicable Laws, Sellers shall not (a) sell, lease or transfer any Acquired

Assets; (b) amend, modify or terminate any Assumed Assets without prior notice to Buyer (consent not being required); (c) subject any of the Acquired Assets to any Lien or allow any Lien to exist (other than Liens in effect at the date hereof and disclosed on Schedule 4.2(e); (d) knowingly take any action that would cause any of the representations and warranties made by any Seller in this Agreement not to be true and correct; (e) settle, release or forgive any claim or litigation or waive any right thereto which relates to the Acquired Assets (other than any claim or litigation which is an Excluded Asset or an Excluded Liability); (f) incur any Liabilities other than Excluded Liabilities; or (g) agree to take any action prohibited hereby.

         (b)      Except for Buyer's obligations under Section 2.3(d), (e), and
(f), all costs, expenses, liabilities, and claims in connection with all shipments that were dispatched and delivered prior to the Effective Time, and all revenue from such shipments shall be for Sellers' account. In addition to Buyer's obligations under Section 2.3(d), (e), and (f), Buyer shall promptly remit to Sellers following the Closing, but no later than four (4) days after the Closing, $0.20 per mile for all loaded miles, whether incurred before or after the Effective Time, on all shipments that were dispatched prior to the Effective Time and are still in-transit at the Effective Time, and all revenue from such shipments shall be for Buyer's account. Buyer shall be responsible for dispatching and for all costs, expenses, liabilities, and claims in connection with all shipments dispatched after the Effective Time, and all revenue from such shipments also shall be for Buyer's account. Any amounts relating to such post-Effective Time shipments collected by Sellers shall be turned over to Buyer immediately as received. For assigning risk of loss, Sellers shall be responsible for any accidents, liabilities, and claims based upon facts occurring prior to the Effective Time, and Buyer shall be responsible for any accidents, liabilities, and claims based upon facts occurring after the Effective Time. For purposes of this Agreement, the "Effective Time" shall be 12:01 a.m. on the Closing Date.

5.2 Access. From the date hereof until the Closing Date, Sellers shall allow Buyer's employees, agents, and Representatives, during regular business hours to make such investigation of the Tractors, Trailers, Acquired Assets, operations, finances, books, records, and contracts as Buyer reasonably deems necessary or advisable, and Sellers shall instruct their employees, accountants, counsel, and financial advisors, and other Representatives to cooperate in any such investigation. If the transaction contemplated herein fails to close, Buyer shall promptly return to Sellers any and all of Sellers' records delivered to Buyer in contemplation of the transaction contemplated herein or copies thereof in Buyer's possession or control. From and after the Closing Date, so long as any books, records or other files relating to the Acquired Assets or operation of the Business, to the extent that they pertain to such operations prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right, upon reasonable notice, to inspect and to make copies of the same at any time during regular business hours for any proper purpose, including, without limitation, in connection with any third-party claim in respect of which a party may have Liability hereunder.

5.3 Public Announcements. No party shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by

Law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market, or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement (in which case the party required to make such public statement shall notify the other party prior to making such public statement), without the prior consent of the others, which consent shall not be unreasonably withheld.

5.4 Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its respective commercially reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with Sellers' preparation and filing of applications and motion papers, including any amendments, in form and substance reasonably satisfactory to Buyer, needed to obtain Bankruptcy Court approval of the transactions contemplated by this Agreement, and shall execute any additional instruments necessary to consummate the transactions contemplated hereby, whether before or after the Closing.

5.5 Notification of Certain Matters. Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any written objection, litigation or Proceeding that challenges the transactions contemplated hereby or the entry of the Bid Procedures Order or the Sale Order; (c) the occurrence of any known Material Adverse Change or Material Adverse Effect; and (d) the breach of any representation, warranty, covenant, or agreement made herein.

5.6      Employees.

         (a) Buyer shall provide the Sellers at Closing a list of the employees it desires to hire, such determination being made in Buyer's sole and absolute discretion, and all such persons accepting employment will be considered new employees of Buyer. Except for Buyer's obligations under Section 2.3(d), (e) and (f) Buyer shall not assume or have any obligations or Liabilities with respect to employees of Sellers or termination of such employees. Buyer's agreement to undertake the obligations of Section 2.3(d), (e) and (f) shall not be construed to create an employment relationship between Buyer and employees terminated by Sellers prior to Closing and not hired by Buyer, or obligate Buyer in any respect other than the specific obligations of such Section 2.3(d), (e) and (f).

         (b) Sellers acknowledge and agree that Buyer may interview and discuss employment terms and issues with employees. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of the Sellers' employees.

         (c)      Except for Buyer's obligations under Section 2.3(d), (e), and
(f), each Seller is responsible for all amounts, benefits, and other obligations owing employees of any Seller, whether hired by Buyer or not. In the event of Sellers' failure to comply with the provisions of this Section 5.6(c), the Purchase Price shall be adjusted accordingly, and in no event shall these amounts or obligations be included in the Assumed Liabilities. Anything to the contrary in this Section 5.6(c) notwithstanding, Buyer shall be responsible for the Employee Administrative Claims.

         (d)      Except for Buyer's obligations under Section 2.3(d), (e), and
(f) and then only to the limited extent set forth therein, the Sellers acknowledge and agree that Buyer is not assuming and shall not have any obligations or Liabilities under any Benefit Plan maintained by Sellers, or for the benefit of employees of Sellers, including, without limitation, obligations for severance, accrued benefits, including vacation accrued but not taken as of the Closing Date, pension plan benefits, or medical coverage.

5.7 Further Assurances On and after the Closing Date, the parties shall take all appropriate action and shall execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof, and Sellers shall take all reasonable steps to put Buyer in actual possession and operating control of the Business.

5.8 Further Agreements. Sellers authorize and empower Buyer on and after the Closing Date to receive and to open all mail received by Buyer relating to the Acquired Assets or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Sellers shall promptly deliver to Buyer any mail or other communication received by any Seller after the Closing Date pertaining to the Acquired Assets or the Assumed Liabilities. Buyer shall promptly deliver to Sellers any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or any Excluded Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Acquired Assets and the Assumed Liabilities to Buyer, and Buyer shall refer all calls with respect to the Excluded Assets and the Excluded Liabilities to Sellers.

5.9 Name Change. On the Closing Date, Sellers shall file with their respective jurisdictions of organization and in all other relevant jurisdictions documents to change their names to names that are unrelated to the current names and do not use the words "Simon," "Trucking," or "Transportation."

5.10 Utilities. To the extent practicable, the parties shall notify the gas, water, telephone, electric utility, and other applicable service companies that Buyer shall be responsible for the payment of all obligations incurred therefor on or after the Closing Date with respect to the Acquired Assets and the operation of the Business. Sellers shall request such companies to cause meters to be read (or otherwise measure service) as of the Closing Date, and Sellers shall be responsible for the payment of all charges for such services incurred and provided through the Closing Date. Sellers shall cause the telephone companies to render a bill for telephone service incurred through the Closing Date, and Sellers shall be responsible for the payment of such bills. Subject to the applicable provisions of the Bankruptcy Code, in the event that after the Closing Date, any provider of phone, gas, water, electric, or other service seeks payment from Buyer for unpaid service provided to any Seller on or after February 25, 2002, but prior to the Closing Date, Sellers shall pay such unpaid amounts as promptly as is required (after reasonable notice from Buyer) to avoid any discontinuation of utility service to Buyer.

5.11     Proration of Taxes and Certain Charges.

         (a) All obligations with respect to the Acquired Assets for any period that includes the day before the Closing Date and ends after the Closing Date, including but not limited to real and personal property and similar ad valorem Taxes, special assessments, the utilities and other matters described in
Section 5.10, drop yard rents, and payments under the Assumed Leases (collectively the "Proration Amounts"), whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Buyer as of 12:01 a.m. on the Closing Date. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

         (b) Anything to the contrary notwithstanding, all refunds of unexpired license plate and tag fees to the extent attributable to the Acquired Assets shall be for the account of Buyer, and Sellers shall turn over any such amounts to Buyer immediately upon receipt.

         (c) The payment of the Proration Amounts allocated to Seller shall be subject to Section 3.4(e) hereof.

         (d) The prorations pursuant to this Section may be calculated after the Closing Date, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

5.12     Bankruptcy Court Approvals.

         (a) Sellers have filed the Procedures Motion with the Bankruptcy Court and shall use reasonable efforts to obtain entry of an order (the "Bid Procedures Order") (i) fixing the time, date, and location of the Sale Hearing to approve Sellers' consummation of this Agreement and an auction (the "Auction") at which higher and better offers to purchase the Acquired Assets may be presented to Sellers by third parties ("Competing Transactions"); (ii) approving the form of bidding, auction and sale notice; (iii) providing that upon (y) Sellers' failure to accept this Agreement on substantially the terms set forth herein, or (z) their agreement to or consummation of a Competing Transaction, Buyer shall be entitled to reimbursement of its out-of-pocket expenses, up to a maximum of $250,000, related to due diligence, bid analysis, negotiation, preparation of this Agreement, and other related matters (the "Expense Reimbursement"), subject to court approval after notice and hearing;
(iv) providing that if a Competing Transaction is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then Buyer shall be entitled to receive from Sellers a flat fee payment of $50,000 in immediately available funds (the "Break-Up Fee"; the Expense Reimbursement and Break-Up Fee, together, the "Bid Fees"), which payment of the Break-Up Fee shall be made to Buyer concurrently with the consummation of such third party sale; and (v) providing that no third party bidder shall be entitled to purchase the Acquired Assets unless such third party bidder offers to purchase assets comparable to the Acquired Assets for no less than the sum of the Purchase Price plus the Bid Fees and $100,000. Should overbidding take place, Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Sale Hearing based upon Buyer's submission of the highest and best offer to purchase the Acquired Assets and Sellers' acceptance of such overbid.

         (b) Sellers have filed the Sale Motion with the Bankruptcy Court and shall use reasonable efforts to obtain entry of an order (the "Sale Order") in form and content reasonably acceptable to Buyer that, among other things: (i) makes a finding that those matters which are the subject of this Agreement, are "core" matters over which the Bankruptcy Court has jurisdiction pursuant to 28 U.S.C. Sections 1334 and 157; (ii) makes a finding that due and proper notice of the transactions contemplated by this Agreement and any ancillary agreements has been given to creditors, shareholders, potential claimants, and other parties in interest; (iii) makes a finding that the Purchase Price constitutes fair value for the Acquired Assets; (iv) makes a finding that the Acquired Assets are being purchased by Buyer in good faith and that the Purchase Price was not controlled by an agreement among potential bidders and otherwise complies with the requirements of 11 U.S.C. Section 363(m); (v) makes a finding that this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith, and from arm's length bargaining positions; (vi) makes a finding that "sound business reasons" exist for Bankruptcy Court approval of this Agreement; (vii) makes a finding that this Agreement and the transactions and instruments contemplated hereby shall be specifically performable and enforceable against and binding upon, and not subject to rejection or avoidance by, Sellers or any Chapter 7 or Chapter 11 trustee; (viii) makes a finding that Buyer is not a successor corporation to any of the Sellers and is not liable for any obligations or Liabilities of Sellers (including any administrative expenses) except for those expressly assumed by Buyer under this Agreement; (ix) approves this Agreement and provides that, except for the Assumed Liabilities, the Acquired Assets are to be conveyed to Buyer free and clear of any and all interest in such Acquired Assets, including, but not limited to, Tax Liens, mortgages, Liens, security interests, encumbrances, claims (including third party claims of any nature whatsoever, including, but not limited to, any claim which might otherwise give rise to successor liability), restrictions, and limitations; (x) provides that Buyer is not acquiring or assuming any of Sellers' or any other Person's Liabilities except as expressly provided in this Agreement; (xi) provides that Buyer shall not be liable or obligated for any Liabilities (including successor liabilities), Liens, interests, damages, costs, expenses, claims, or demands arising from or relating to Sellers' ownership or operation of the Acquired Assets or Sellers' conduct of the Business prior to the Closing Date or Taxes arising out of the sale of the Acquired Assets; (xii) provides that any and all leases and contracts assumed by Buyer pursuant to this Agreement shall be assumed pursuant to Section 365 of the Bankruptcy Code; (xiii) provides that the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement; (xiv) directs the clerk of the Bankruptcy Court to enter the Sale Order on the docket and provide that there is no just reason to delay entry of the Sale Order; and (xv) specifically overrules objections, if any, to confirmation of the sale.

         (c) After entry of the Sale Order, Sellers shall comply with and discharge their obligations arising under the Sale Order, including, without limitation, Sellers' obligation to file any notice with respect to, or to take any action necessary to effect, the assumption and assignment of the Assumed Assets under the terms of the Sale Order and consistent with Section 365 of the Bankruptcy Code and this Agreement. Without limiting the generality of the foregoing, Sellers shall serve a notice upon each counterparty to an Assumed Asset in the time and manner required by the Sale Order and shall use commercially reasonable efforts to ensure the timely assumption and assignment of the Assumed Assets to Buyer.

5.13 Bulk Sales. Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of law, as adopted in the states in which the Business is conducted as such provisions may apply to the transactions contemplated by this Agreement; provided, however, Sellers shall indemnify Buyer for any third party claims of non-compliance with Bulk Sales or Bulk Transfers Laws.

5.14 Transfer of Licenses and Authorities. Sellers shall use reasonable efforts to cooperate with Buyer, including executing such documents as Buyer shall reasonably request, in order to effectuate the transfer of the Licenses and Authorities to Buyer and/or to assist Buyer in obtaining the issuances of substitute Licenses and Authorities for the operation of the Acquired Assets and the Business.

5.15 Rejected Contracts. No Seller shall reject any Assumed Contract or Assumed Lease without the prior notice to, and consultation with, Buyer (consent not being required).

5.16 Removal of Excluded Assets. Subject to the provisions of Section 5.18, within a reasonable period of time, but in no event more than 120 days after the Closing Date, Sellers shall remove all Excluded Assets from locations constituting part of the Acquired Assets.

5.17 Disclosure Supplements. From time to time prior to the Closing, Sellers shall supplement the schedules hereto with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the schedules, or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Sellers which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Article VI hereof, no such supplement or amendment shall be considered.

5.18 Transition Services. From and after the Closing Date, Buyer shall be willing, if requested, to enter into one or more service agreements with Sellers, or the estate, or the creditors, as applicable on reasonable and mutually agreeable terms and conditions, to offer any of the services generally described below:

         (a) Buyer shall assist lessors of Rejected Equipment with identifying, locating, and recovering such Rejected Equipment. Any movement of Rejected Equipment by Buyer will be at a rate of $1.25 per mile (all miles) to one of Buyer's terminal facilities or any other destination acceptable to both Buyer and such lessor. Buyer may transport freight in such Rejected Equipment while it is being returned, and any revenue generated thereby shall be for the account of Buyer. The movement of any Rejected Equipment shall be coordinated by Buyer, in its sole discretion, so as not to disrupt the Buyer's equipment balance and position. Lessors of the Rejected Equipment will be responsible for all insurance coverage and risk of loss to the Rejected Equipment. Nothing in this Section 5.18(a) shall be construed to obligate Sellers in any respect.

         (b) Buyer shall afford Representatives of Sellers and counsel for the unsecured creditors' committee and their agents and employees, with access during normal business hours to Sellers' books and records relating to the ninety days prior to the first filing of the Case in respect of general accounts payable, and four years prior to the first filing of the Case in respect of accounts payable relating to potential Chapter 5 amounts, other than the Claims, and shall copy such books and records without charge for such parties. Buyer shall provide such parties the right to use without charge, a reasonable amount of unused office space at the Headquarters building and, as available and not being used by Buyer, office equipment, for 120 days after the Closing. Any individuals taking advantage of such unused office space shall be covered by their own insurance (or their employer's), and Buyer shall not be liable for anything other than its own negligence.

         (c) Buyer shall afford Representatives of Sellers and counsel for the unsecured creditors' committee and their agents and employees, ingress, egress, and parking rights at designated locations for up to 120 days after the Closing for the purpose of assembling, storing, and if necessary auctioning Excluded Assets, all to be conducted in a manner that does not interfere with the Buyer's business operations. The fee for such rights will be $10.00 per day per Excluded Asset payable weekly and in any event prior to removal of such Excluded Asset from the premises. The owners of the Excluded Assets shall have sole responsibility for insurance and risk of loss. Nothing in this Section 5.18(c) shall be construed to obligate Sellers in any respect.

         (d) The Buyer will afford Representatives of Sellers and counsel for the unsecured creditors' committee and their agents and employees, access to the Buyer's employees on a dedicated or as needed basis for up to 120 days after the Closing, to the extent that such access does not unreasonably interfere with the operation of Buyer's business. For Mark Wilkey and Rob Goates any time in excess of five hours per week (not to include time regarding consultation on the RLI Excluded Asset) shall be with the written consent of Jon Isaacson, which Mr. Isaacson may give in his sole and absolute discretion. The charge for such access will be an amount equal to twice the hourly pay rate of the subject employees, or a pro-rated amount of such person's salary and stay bonus, if any, in the event of a salaried employee, based upon a forty hour work week. Anything to the contrary notwithstanding, the Sellers' estate shall not be charged for the first ten hours per calendar month of time (not to include time regarding the RLI Excluded Asset) for each of Mr. Goates and Mr. Wilkey; provided, if a Rule 2004 exam request of Mr. Goates or Mr. Wilkey is made by the unsecured creditors' committee or the Sellers' estate, any and all prior free hours of time shall be due and payable to Buyer immediately, based upon the pro-rated salary and bonus amount previously described, and there shall be no entitlement to any future free time following such a Rule 2004 exam request.

5.19 RLI Insurance Company. The parties acknowledge that Sellers shall control all judicial, settlement, proceedings, and matters relating to the RLI Excluded Asset and be responsible for all related costs; provided, Sellers shall consult with Buyer and its counsel on all such matters, copy Buyer's counsel on all pleadings, correspondence, and written or electronic communications relating thereto, and must obtain the approval of Buyer of any settlement or other material matter impacting such Excluded Asset.

5.20 Carve Outs. The Chapter 7 Carve Out shall be maintained by Sellers in a segregated account until the later to occur of confirmation of a liquidating plan in the Case or conversion of the Case to a Chapter 7, at which time any remaining balance of the Chapter 7 Carve Out shall be returned to Sellers. The parties agree that the obligations of CitiCapital and Jerry Moyes under the Cash Collateral Agreement, and Jerry Moyes under the DIP Credit Agreement shall be removed in their entirety as of the Closing Date, and Sellers through the procedures outlined in this Section 5.20 shall be obligated to fund any applicable Chapter 7 Carve Out. The CitiCapital Carve Out shall be maintained by CitiCapital in a segregated interest-bearing account, and may be drawn on by CitiCapital from time-to-time. The remaining balance of the CitiCapital Carve Out, plus accrued interest, shall be delivered to Sellers upon the later to occur of confirmation of a liquidating plan in the Case or conversion of the Case to a Chapter 7.

                                   ARTICLE VI
                              Conditions To Closing

6.1 Conditions Precedent to Obligations of Sellers and Buyer. Sellers' and Buyer's obligations to consummate the transactions contemplated hereby and make their respective deliveries as set forth in Section 3.2 on the Closing Date shall be subject to the satisfaction or waiver of the following conditions:

         (a) no action, suit or other Proceedings shall be pending before any court, tribunal or Governmental Entity seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Law, decree or regulation or any Governmental Entity having appropriate jurisdiction;

         (b) the Bankruptcy Court shall have entered the Bid Procedures Order in accordance with Section 5.12(a) hereof and the Sale Order in accordance with Section 5.12(b) hereof, and the Sale Order shall not have been stayed, modified, amended, dissolved, revoked or rescinded in any material way, as of the Closing Date; and

         (c) the Case shall not have been dismissed or converted to a Chapter 7 bankruptcy and a trustee or examiner shall not have been appointed pursuant to provisions of the Bankruptcy Code.

6.2 Conditions Precedent to Sellers' Obligation. Sellers' obligation to consummate the transactions contemplated hereby and make the deliveries required of Sellers in Section 3.2(a) of this Agreement on the Closing Date shall be subject to the satisfaction or waiver by Sellers of each of the following conditions:

         (a) all of the representations and warranties of Buyer contained in Section 4.3 shall continue to be true and correct as of the Closing Date in all material respects, all covenants and obligations to be performed by Buyer on or prior to the Closing Date shall have been performed in all material respects, and Buyer shall have certified the foregoing to Sellers in writing; and

         (b) Buyer shall have executed and delivered to Sellers such instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Liabilities and such other documents, instruments and certificates as Sellers or their counsel may have reasonably requested.

6.3 Conditions Precedent to Buyer's Obligation. Buyer's obligation to consummate the transactions contemplated hereby and make the deliveries required of Buyer in Section 3.2(b) of this Agreement on the Closing Date shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

         (a) all of the representations and warranties of Sellers contained in Section 4.2 shall continue to be true and correct on the Closing Date in all material respects, all covenants and obligations to be performed by Sellers on or prior to the Closing Date shall have been performed in all material respects, and Sellers shall have certified the foregoing to Buyer in writing;

         (b) Sellers shall have executed and delivered to Buyer such instruments as are deemed necessary or appropriate to effectuate the transfer of the Acquired Assets to Buyer and such other documents, instruments and certificates as Buyer or its counsel may have reaonably requested; and

         (c) Sellers shall have delivered to Buyer at or prior to the Closing title commitments (the "Title Commitments") and pro forma title insurance policies issued by a reputable title insurance company for each of the Headquarters, the Atlanta Terminal, the Fontana Terminal, the Rupert Drop Yard, and the Springville Drop Yard pursuant to which the title company agrees to issue to Buyer an owner's policy of title insurance on each of the Headquarters, the Atlanta Terminal, the Fontana Terminal, the Rupert Drop Yard, and the Springville Drop Yard for the fair market value of each (the "Title Policies"). The Title Policies shall identify Buyer as the insured, accurately describe the Headquarters, the Atlanta Terminal, the Fontana Terminal, the Rupert Drop Yard, and the Springville Drop Yard, respectively, and insure that upon Closing Buyer shall have marketable fee simple title in each such property, subject only to those covenants, conditions, restrictions, rights-of-way, and easements of record reflected on Schedule B of the Title Commitments that are acceptable to Buyer.

6.4 Waiver. No waiver by Sellers or Buyer of any of the conditions set forth in this Article VI shall be effective unless the same is stated in writing and signed by the waiving party; provided, however, that a consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing.

                                   ARTICLE VII
                              Intentionally Omitted

                                  ARTICLE VIII
                                   Termination

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

         (a)      By mutual written consent of Buyer and Sellers;

         (b) By any party if the Closing shall not have occurred on or prior to April 29, 2002; provided, however, that, if the Closing shall not have occurred due to the failure of the

Bankruptcy Court to enter the Sale Order and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by April 29, 2002 shall have been so fulfilled or waived, then neither party may terminate this Agreement prior to May 10, 2002; provided, further, however, that if the Closing shall not have occurred on or before any such date due to a breach of this Agreement by Buyer or Sellers, the breaching party may not terminate this Agreement pursuant to this Section 8.1(b);

         (c) By any party not in breach of this Agreement, if there shall be any Law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or Judgment of any court or governmental body having competent jurisdiction;

         (d) By any party if Sellers (i) fail to accept this Agreement on substantially the terms and conditions set forth herein, (ii) select any other bidder as the winning bid at auction, or (iii) agree to or consummate a Competing Transaction, subject to the limitations set forth in Section 5.12(a) and in the Bid Procedures Order, including, without limitation, Buyer's right to receive the Bid Fees; or

         (e) By Sellers, on the one hand, or Buyer, on the other, if Buyer or Sellers, as the case may be, materially breach any of its representations or warranties or covenants or other obligations under this Agreement, unless such breach shall be cured within ten (10) Business Days after such other party shall have received notice of such breach in accordance with the terms hereof.

8.2 No Liabilities in Event of Termination. In the event of any termination of the Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability on the part of Buyer or Sellers, except (i) the obligations of Sellers and Buyer under Sections
9.1 shall remain in full force and effect, (ii) if this Agreement shall be terminated pursuant to Section 8.1(d) hereof, the Buyer shall be entitled to receive the Bid Fees, (iii) if this Agreement shall be terminated pursuant to
Section 8.1(e) hereof, the breaching party shall remain liable to the non-breaching party for costs, expenses and damages incurred by its breach, and
(iv) as otherwise provided in the Bid Procedures Order.

                                   ARTICLE IX
                                  Miscellaneous

9.1 Costs and Expenses; Fees. Except as provided in Sections 8.1(d) and 8.1(e) or in the Bid Procedures Order, each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated by this Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

9.2 Survival of Representations and Warranties. The representations and warranties of the Sellers and Buyer contained in this Agreement or in any agreement delivered or in connection herewith shall not survive the Closing.

9.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, however, that, Buyer may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of its Liabilities and obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

9.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either Sellers or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either Sellers or Buyer, nor any director, officer, employee, Representative, agent or other controlling Person of each of the parties hereto and their respective Affiliates shall have any Liabilities or obligations arising under this Agreement or the transactions contemplated thereby.

9.5 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

         If to Buyer, to:               Central Refrigerated Service, Inc.
                                            5601 West Waco Dr.
                                            Waco, Texas 76710
                                            (254) 772-5217 Telephone
                                            (254) 741-5223 Fax
                                            Attn: Jerry Moyes

         With a required copy to:           Scudder Law Firm, P.C., L.L.O.
                                            411 S. 13th Street, Suite 200
                                            Lincoln, Nebraska 68508
                                            (402) 435-3223 Telephone
                                            (402) 435-4239 Fax
                                            Attn: Heidi Hornung-Scherr
         and:                               Stoel Rives LLP
                                            One Utah Center
                                            201 South Main Street
                                            Suite 1100
                                            Salt Lake City, UT 84111
                                            (801) 328-3131 Telephone
                                            (801) 578-6999 Fax
                                            Attn: Danny C. Kelly

         If to Sellers, to:                 Simon Transportation Services Inc.
                                            5175 West 2100 South
                                            West Valley City, UT 84120-1252
                                            (801) 924-7190 Telephone
                                            (801) 924-7118 Fax
                                            Attn: Rob Goates

         With a required copy to:           Spencer Fane Britt & Browne
                                            1400 Commerce Bank Bldg.
                                            1000 Walnut Street
                                            Kansas City, MO 64106-2140
                                            (816) 474-8100 Telephone
                                            (816) 474-3216 Fax
                                            Attn: Scott J. Goldstein

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied, with confirmation of receipt.

9.6 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Bankruptcy Code and the substantive Laws of the State of Utah, except that any provisions contained herein relating to the conveyance of interests in real property shall be governed by the substantive laws of the state in which the real property is located, in each case without regard to the conflict of law principles thereof or of any other jurisdiction.

9.7 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. Except as set forth herein or in any certificate delivered pursuant hereto, no party (or any employee or agent thereof) makes any representation or warranty, express or implied, to any other party with respect to this Agreement or the transactions contemplated hereby. No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

9.9 Invalidity. If any one or more of the provisions contained in this Agreement (other than any of the provisions contained in Article II or Article III hereof) or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

9.10 Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.11 Exclusive Jurisdiction. Without limiting any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.5 hereof.

9.12 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or Proceeding regarding this Agreement or any provision hereof.

9.13 Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement, except as expressly provided herein.

9.14 Specific Performance. Each of the parties hereto acknowledges that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Agreement.

9.15 Counting. If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

9.16 Service of Process. Each party irrevocably consents to the service of process in any action or Proceeding by receipt of mailed copies thereof by national courier service or registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section
9.5 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

9.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.18     Interpretation.

         (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (e) All references to $ and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

         (f) All references to any financial or accounting terms shall be defined in accordance with United States Generally Accepted Accounting Principles.

9.19 Preparation of this Agreement. Buyer and Sellers hereby acknowledge that (i) Buyer and Sellers jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Buyer and Sellers have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and

(iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

                                ***************
                             Signature Page Follows
                                ***************

         Signature Page to Amended and Restated Asset Purchase Agreement
      by and among Central Refrigerated Service, Inc., Simon Transportation
         Services Inc., Dick Simon Trucking, Inc., and Simon Terminal, LLC

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

SELLERS:                                     BUYER:

SIMON TRANSPORTATION SERVICES INC.,          CENTRAL REFRIGERATED SERVICE, INC.,
a Nevada corporation                         a Nebraska corporation

By: /s/ Jon Isaacson                         By: /s/ Jerry Moyes
    Jon Isaacson, Chief Executive Officer        Jerry Moyes, President

DICK SIMON TRUCKING, INC.,
a Utah corporation

By: /s/ Jon Isaacson
    Jon Isaacson, President

SIMON TERMINAL, LLC,
an Arizona limited liability company

By: /s/ Jon Isaacson
    Jon Isaacson, President of Dick Simon Trucking, Inc.,
    the Sole Member